Exhibit 99.1

STRATTEC SECURITY CORPORATION REPORTS FISCAL 2024 THIRD QUARTER

OPERATING RESULTS

May 9, 2024

Third Fiscal Quarter earnings per share $0.37 vs $0.57 loss, an improvement driven by customer pricing increases and higher sales

Milwaukee, Wisconsin – STRATTEC SECURITY CORPORATION (NASDAQ:STRT) is a market leader of a comprehensive range of "Smart" Vehicle Power Access and Electronic and Security Solutions, serving the global automotive industry.

Third Quarter Fiscal 2024 Financial Highlights

•
Diluted earnings per share of $0.37 versus $0.57 loss last year
•
Gross Margins expanded to 10.4% compared with 7.9% last year
•
Revenues increased by 10.7%, driven by pricing increases and new product sales

STRATTEC Interim CEO Rolando Guillot said, “This quarter we continued to make progress on our financial performance due to improved pricing and new product introductions that are expanding STRATTEC’s offerings to our customers. We will continue to focus on addressing persistent cost challenges and the opportunities we have to optimize our working capital and a strong balance sheet.”

Third Quarter Fiscal 2024 Financial Summary

Third Quarter Ending
	Mar 31, 2024	Apr. 2, 2023	Inc (Dec)
(Dollars in thousands, except per share data)
Net Sales	$ 140,773	$ 127,183	$ 13,590
Gross Profit	$ 14,684	$ 10,001	$ 4,683
Gross Margin	10.4%	7.9%
Operating Expenses	$ 12,725	$ 12,485	$ 240
Operating Income (Loss) from Operations	$ 1,959	$ (2,484)	$ 4,443
Net Income (Loss)	$ 1,506	$ (2,256)	$ 3,762
Diluted Earnings (Loss) Per Share	$ 0.37	$ (0.57)	$ 0.94

Revenue growth was driven by $7.0 million of price increases to our major customers and $6.6 million of higher sales associated with the launch of new product programs, the latter representing a 5.2% growth in sales from prior year. The growth in new product sales primarily stems from additional content of our latch and power access product lines on a major truck platform.

Gross margin improvement was driven by pricing increases, higher sales, lower raw material costs, lower warranty costs and $384,000 of workforce and production efficiencies realized from our Mexican operations. Offsetting those positive trends were unfavorable absorption of labor and overhead costs with inventory reductions, $2.1 million of unfavorable U.S. dollar to Mexican peso exchange rate effects, $1.8 million of wage increases due to a mandatory Mexican minimum wage-increase, $1.2 million higher prices paid to certain suppliers and $778,000 of increased freight costs primarily related to the launch of new programs.

Operating expenses increased primarily due to a $817,000 expense associated with the company’s annual incentive bonus plan, which was partially offset with lower new product development costs compared with the prior year period. Net Income was $1.5 million compared to a loss of $2.3 million last year. Fully diluted earnings per share were $0.37 compared with a loss of $0.57 last year.

Balance Sheet & Cash Flow

As of March 31, 2024, the Company’s cash and cash equivalents on hand totaled $9.6 million. Total debt as of March 31, 2024 was $13.0 million, which was all held by the ADAC-STRATTEC LLC joint venture.

For the third quarter of fiscal 2024, operating cash flow was negative $309,000, compared to the prior year quarter operating cash flow of negative $1.2 million. The negative operating cash flow for the current quarter was driven by a temporary increase in working capital, specifically in accounts receivable related to higher sales in the quarter, partially offset by a $10.8 million reduction in inventory. Capital expenditures in the third quarter of fiscal 2024 were $1.7 million, compared with $4.2 million for the third quarter of fiscal 2023.

About STRATTEC

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, power tailgate systems for trucks, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan. Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers as cooperating partners of the “VAST Automotive Group” brand name. STRATTEC’s history in the automotive business spans over 110 years.

Caution on Forward-Looking Statements

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reactions to same from foreign countries, the volume and scope of product returns, adverse business and operational issues resulting from the continuing effects of the coronavirus (COVID-19) pandemic, matters adversely impacting the timing and availability of component parts and raw materials needed for the production of our products and the products of our customers and fluctuations in our costs of operation (including fluctuations in the cost of raw materials). Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

Contact: Dennis Bowe

Vice President and

Chief Financial Officer

414-247-3399

www.strattec.com

STRATTEC SECURITY CORPORATION

Condensed Results of Operations

(In Thousands except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2024	April 2, 2023	March 31, 2024	April 2, 2023

Net Sales	$ 140,773	$ 127,183	$ 394,711	$ 360,727

Cost of Goods Sold	126,089	117,182	347,810	330,843

Gross Profit	14,684	10,001	46,901	29,884

Engineering, Selling & Administrative Expenses	12,725	12,485	38,778	37,266

Income (Loss) from Operations	1,959	(2,484)	8,123	(7,382)

Interest Expense	(222)	(266)	(661)	(591)
Interest Income	143	-	337	-

Other (Expense) Income, net	(208)	(404)	759	470

Income (Loss) Before Provision for Income Taxes and Non- Controlling Interest	1,672	(3,154)	8,558	(7,503)

Provision (Benefit) for Income Taxes	546	133	2,197	(1,638)

Net Income (Loss)	1,126	(3,287)	6,361	(5,865)

Net Loss Attributable to Non-Controlling Interest	(380)	(1,031)	(332)	(1,895)

Net Income (Loss) Attributable to STRATTEC SECURITY CORPORATION	$ 1,506	$ (2,256)	$ 6,693	$ (3,970)

Earnings (Loss) Per Share:
Basic	$ 0.38	$ (0.57)	$ 1.69	$ (1.01)
Diluted	$ 0.37	$ (0.57)	$ 1.67	$ (1.01)

Average Basic Shares Outstanding	3,988	3,928	3,971	3,918

Average Diluted Shares Outstanding	4,017	3,928	3,996	3,918

Other
Capital Expenditures	$1,672	$ 4,247	$ 6,065	$ 13,724
Depreciation	$4,059	$ 4,347	$ 12,774	$ 13,145

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data

(In Thousands)

(Unaudited)

	March 31, 2024	July 2, 2023

ASSETS
Current Assets:
Cash and Cash Equivalents	$ 9,594	$ 20,571
Receivables, net	97,524	89,811
Inventories, net	78,612	77,597
Customer Tooling in Progress, net	25,505	20,800
Value Added Tax Recoverable	19,272	7,912
Other Current Assets	10,423	9,091
Total Current Assets	240,930	225,782
Other Long-term Assets	19,309	20,702
Property, Plant and Equipment, net	88,310	94,446
	$ 348,549	$ 340,930

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$ 50,582	$ 57,927
Value Added Tax Payable	8,906	6,499
Borrowings Under Credit Facility - Current	13,000	-
Other	48,284	44,560
Total Current Liabilities	120,772	108,986
Accrued Pension and Postretirement Obligations	2,463	2,363
Borrowings Under Credit Facility - Long-Term	-	13,000
Other Long-term Liabilities	5,200	5,557
Shareholders' Equity	342,521	334,683
Accumulated Other Comprehensive Loss	(13,205)	(14,194)
Less: Treasury Stock	(135,489)	(135,526)
Total STRATTEC SECURITY
CORPORATION Shareholders' Equity	193,827	184,963
Non-Controlling Interest	26,287	26,061
Total Shareholders' Equity	220,114	211,024
	$ 348,549	$ 340,930

STRATTEC SECURITY CORPORATION

Condensed Cash Flow Statement Data

(In Thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2024	April 2, 2023	March 31, 2024	April 2, 2023
Cash Flows from Operating Activities:
Net Income (Loss)	$ 1,126	$ (3,287)	$ 6,361	$ (5,865)
Adjustments to Reconcile Net Income (Loss) to Cash (Used in) Provided by Operating Activities:
Depreciation	4,059	4,347	12,774	13,145
Equity (Earnings) Loss in Joint Ventures	-	(819)	269	(1,934)
Foreign Currency Transaction Loss	475	1,529	126	2,114
Unrealized Loss (Gain) on Peso Forward Contracts	222	70	(604)	93
Loss on Settlement of Pension Obligation	-	217	-	217
Stock Based Compensation Expense	240	265	1,224	1,139
Change in Operating Assets/Liabilities	(6,676)	(3,665)	(27,775)	(1,767)
Other, net	245	120	402	370

Net Cash (Used in) Provided by Operating Activities	(309)	(1,223)	(7,223)	7,512
Cash Flows from Investing Activities:
Proceeds from sale of interest in VAST LLC	-	-	2,000	-
Investment in Joint Ventures	-	(133)	-	(237)
Additions to Property, Plant & Equipment	(1,672)	(4,247)	(6,065)	(13,724)
Proceeds on Sales of Property, Plant & Equipment	-	11	-	15

Net Cash Used in Investing Activities	(1,672)	(4,369)	(4,065)	(13,946)
Cash Flows from Financing Activities:
Borrowings on Line of Credit Facility	-	4,000	2,000	13,000
Payments on Line of Credit Facility	-	-	(2,000)	(3,000)
Dividends Paid to Non-Controlling Interest of Subsidiary	-	-	-	(600)
Exercise of Stock Options and Employee Stock Purchases	18	18	55	164

Net Cash Provided by Financing Activities	18	4,018	55	9,564
Effect of Foreign Currency Fluctuations on Cash	(18)	82	256	182
Net (Decrease) Increase in Cash & Cash Equivalents	(1,981)	(1,492)	(10,977)	3,312
Cash & Cash Equivalents:
Beginning of Period	11,575	13,578	20,571	8,774
End of Period	$ 9,594	$ 12,086	$ 9,594	$ 12,086